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                                                                     EXHIBIT 5.1



                                 October 4, 2000


Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, OK  73118

         Re:      Registration Statement on Form S-4

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-4 to be filed by you with the Securities and Exchange Commission on or about October 4, 2000. The Registration Statement covers 4,000,000 shares of common stock, par value $.01 per share, of Chesapeake Energy Corporation to be issued in connection with the merger of your wholly owned subsidiary Chesapeake Merger 2000 Corp. with and into Gothic Energy Corporation pursuant to the terms of the Agreement and Plan of Merger, dated September 8, 2000, among Chesapeake Energy Corporation, Gothic Energy Corporation and Chesapeake Merger 2000 Corp. (the "Merger Agreement"). We have also examined the Merger Agreement and your Certificate of Incorporation, Bylaws, minute books and other corporate records, and we have made such other investigation as we have deemed necessary in order to render the opinions expressed herein.

         Based on the foregoing, we are of the opinion that the shares covered by the Registration Statement, upon approval of the Merger Agreement by a majority of the outstanding shares of common stock of Gothic Energy Corporation and when issued in accordance with the Merger Agreement, will be legally issued, fully paid and nonassessable in accordance with the Oklahoma General Corporation Act.

         Consent is hereby given for the inclusion of this opinion as part of the Registration Statement.

                                       Very truly yours,


                                       /s/ WINSTEAD SECHREST & MINICK P.C.
                                       WINSTEAD SECHREST & MINICK P.C.